Exhibit 23.1

W.T. Uniack & Co. CPA’s, P.C.

Certified Public Accountants

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in the filing of Silver Falcon Mining, Inc. on Form 10-K/A,   Number 3 and our report dated April 8, 2013 with respect to our audits of the financial statements of Silver Falcon Mining, Inc. as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011, which report appears with those financial statements referred to above. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/W.T. Uniack & Co. CPA’s, P.C.

Alpharetta, Georgia

November 7, 2013